UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

Carnival Corporation Ltd.
(Exact name of registrant as specified in its charter)

Bermuda
(State or other jurisdiction of incorporation)

59-1562976
(I.R.S. Employer Identification No.)

3655 N.W. 87th Avenue Miami, Florida 33178-2428
(Address of principal executive offices) (Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Shares ($0.01 par value)	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-292990

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

On May 7, 2026, Carnival Corporation and Carnival plc completed the unification of their dual-listed company structure under a single company, Carnival Corporation Ltd. (the “Registrant”), with Carnival plc as the wholly-owned UK subsidiary of Carnival Corporation (the “DLC Unification”). In addition, Carnival Corporation migrated its jurisdiction of incorporation from Panama to Bermuda and changed its name to Carnival Corporation Ltd. (the “Redomiciliation”), and Carnival plc will subsequently be re-registered as a private limited company.

In connection with the Redomiciliation, this Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A (this “Amendment”) is being filed to amend and restate the description of the Registrant’s common shares, par value $0.01 per share (the “Common Shares”), which are registered pursuant to Section 12(b) of the Exchange Act. Following the Redomiciliation, Carnival Corporation’s outstanding shares of common stock remained outstanding and listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “CCL”, now designated as Common Shares of Carnival Corporation Ltd. As a result of the Redomiciliation, the rights of holders of the Common Shares are governed by Bermuda law and by the Memorandum of Continuance and Bye-Laws of Carnival Corporation Ltd., each as in effect following the completion of the Redomiciliation.

The Registrant hereby amends Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-09610) regarding the description of the Common Shares as set forth herein.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

References in this Item 1 to “we,” “us,” “our” and “Carnival Corporation Ltd.” are to Carnival Corporation Ltd., a Bermuda exempted company limited by shares under the laws of Bermuda.

General

We are an exempted company limited by shares continued under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda.

The objects of our business are unrestricted, and Carnival Corporation Ltd. has the capacity of a natural person. We are therefore able to undertake activities without restriction on our capacity.

There have been no public takeover offers by third parties for our Common Shares nor any public takeover offers by us for the shares of another company that have occurred during the last or current financial years.

Share Capital

Our authorized share capital consists of (i) 1,960,000,000 Common Shares, US$0.01 par value per Common Share, and (ii) 40,000,000 preference shares, US$0.01 par value per preference share (the “Preference Shares”). Pursuant to the bye-laws of Carnival Corporation Ltd. (the “Bye-Laws”), subject to the requirements of the NYSE, and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our Common Shares provided our Common Shares remain listed on a stock exchange that has been appointed by the Bermuda Minister of Finance pursuant to Section 2(9) of the Bermuda Companies Act 1981, as amended (the “Bermuda Companies Act” and such exchange, an “Appointed Stock Exchange”), which includes the NYSE.

Common Shares

Holders of Common Shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Common Shares. Unless a different majority is required by law or by our Bye-Laws, resolutions to be approved by holders of Common Shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of Common Shares will be entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding Preference Shares.

Preference Shares

Pursuant to Bermuda law and our Bye-Laws, our Board of Directors may, by resolution, establish one or more series of Preference Shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights, rights to elect or appoint directors and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of our company.

Dividend Rights

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of its assets would thereby be less than its liabilities. Under our Bye-Laws, each Common Share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any Preference Shares.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied with the sanction of a resolution passed by a majority of issued shares of that class at a general meeting of the relevant class of shareholders at which a quorum consisting of at least one person holding or representing a majority of the issued shares of the relevant class is present. Our Bye-Laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of Preference Shares ranking prior to Common Shares will not be deemed to vary the rights attached to Common Shares or, subject to the terms of any other class or series of Preference Shares, to vary the rights attached to any other class or series of Preference Shares.

Transfer of Shares

Our Board of Directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share on the basis that it is not fully paid. Our Board of Directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by such evidence of the transferor’s right to make the transfer as our Board of Directors may reasonably require or unless all applicable consents, authorizations and permissions of any governmental agency or body in Bermuda have been obtained. Subject to these restrictions, a holder of Common Shares may transfer the title to all or any of his or her Common Shares by completing an instrument of transfer in writing in such form included in our Bye-Laws or in such other form as our Board of Directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year, which we refer to as the annual general meeting.

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our Bye-Laws provide that our Board of Directors may convene an annual general meeting and any member of our Board of Directors, our president or our secretary may convene a special general meeting. Our Bye-Laws provide that at least 10 but not more than 60 days’ notice of an annual general meeting or at least 10 but not more than 60 days’ notice of a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at such meeting; and (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 33 1∕3% of all issued and outstanding Common Shares; provided that if we at any time have only one shareholder, one shareholder present in person or by proxy will form a quorum for the transaction of business at any general meeting held during such time. When a quorum is once present to organize any meeting, it will not be broken by the subsequent withdrawal of any shareholder.

Our Bye-Laws permit shareholders who represent either (i) 5% of the issued and outstanding Common Shares or (ii) 100 shareholders to submit proposals to be considered at the annual meeting of shareholders. Notice of the shareholders’ proposal must be received by Carnival Corporation Ltd. not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of shareholders.

Our Bye-Laws do not permit shareholder action by written consent.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include, inter alia, a company’s memorandum of continuance, including its objects and powers, and certain alterations to the memorandum of continuance and any charges registered against the assets of a company. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be laid before the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda at its registered office but may, subject to the provisions of the Bermuda Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Our Bye-Laws provide that our Board of Directors will consist of not less than nine (9) directors and not more than fourteen (14) directors. Within said minimum and maximum, the total number of directors may be fixed from time to time solely by resolution of the Board of Directors. A change in the minimum and maximum number of directors requires an amendment to our Bye-Laws.

The directors shall be elected for a one year term of office. A director shall hold office until the annual general meeting for the year in which his term expires, subject to his office being vacated pursuant to our Bye-Laws.

Subject to compliance with certain requirements set forth in our Bye-Laws, any shareholder of Common Shares may propose for election as a director someone who is not an existing director or is not proposed by the Board of Directors; provided, such shareholder (i) was a shareholder of record at the time of the notice of such meeting to elect such director was delivered to our Secretary and as of the date of such meeting, (ii) is entitled to vote at such meeting and (iii) is in compliance with the notice provisions required under our Bye-Laws. Where a director is to be elected at an annual general meeting, notice of any such proposal for election must be given not less than 90 days nor more than 120 days before the one-year anniversary of the preceding year’s annual meeting of shareholders, or where a director is to be elected at a special general meeting, notice of any such proposal for election must be given not less than 90 days nor more than 120 days before such meeting.

A director may be removed by the shareholders by the affirmative vote of at least a majority of the votes cast.

Our Bye-Laws provide that vacancies on the Board of Directors will be filled by a majority of the directors then in office. If no quorum of directors remains, the shareholders will have the power to appoint any person as a director to fill a vacancy in a general meeting.

Proceedings of Board of Directors

Our Bye-Laws provide that our business is managed and conducted by our Board of Directors. Bermuda law permits both individual and corporate directors, however our Bye-Laws do not permit the appointment of corporate directors and there is no requirement in our Bye-Laws or Bermuda law that directors hold any of our Common Shares. There is also no requirement in our Bye-Laws or Bermuda law that our directors must retire at a certain age.

The compensation of our directors is determined by the Board of Directors, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination. Our directors are also paid all reasonable expenses properly incurred by them in connection with our business or their duties as directors.

A director who discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law may be entitled to be counted in the quorum for such meeting and to vote in respect of any such contract or arrangement in which he or she is interested unless the chairman of the relevant meeting of the board of directors determines that such director is disqualified from voting.

Indemnification of Directors and Officers

Section 98 of the Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 of the Bermuda Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Bermuda Companies Act.

Our Bye-Laws provide that we will indemnify our officers and directors with respect to their actions and omissions, except for in respect of their fraud or dishonesty but otherwise to the fullest extent and in the manner set forth in and permitted by the Bermuda Companies Act and any other applicable law from time to time in effect. Our Bye-Laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act will permit us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability incurred by such person in such capacity or arising out of his status as such, whether or not we may otherwise indemnify such officer or director.

Ownership Limitations and Transfer Restrictions

In general, under Section 883 of the Internal Revenue Code of 1986, as amended (the “Code”), certain non-U.S. corporations are not subject to U.S. federal income tax or branch profits tax on U.S. source income derived from, or incidental to, the international operations of a ship or ships. The regulations provide, in general, that a foreign corporation organized in a qualified foreign country and engaged in the international operation of ships and aircraft will exclude such income from gross income for purposes of federal income taxation provided that the corporation can satisfy certain ownership requirements, including, among other things, that its stock be publicly traded. A corporation’s stock that is otherwise publicly traded will fail to satisfy this requirement if it is closely held, i.e., if 50% or more, by vote and value, of its stock is owned by persons who each own 5% or more of the vote and value of the outstanding shares of the corporation’s stock.

To the best of our knowledge, after due investigation, we currently expect to qualify as a publicly traded corporation under the regulations. However, because of the total beneficial ownership of Common Shares and voting power of Carnival Corporation Ltd. held by some members of the Arison family and various trusts established for their benefit, there is the potential that another shareholder could acquire 5% or more of our Common Shares which could jeopardize our qualification as a publicly traded corporation. If we in the future were to fail to qualify as a publicly traded corporation under Section 883 of the Code and the US Treasury regulations promulgated thereunder and/or were to no longer be eligible for benefits under the 2001 Convention Between the Government of the United States of America and The Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasions with Respect to Taxes on Income and on Capital Gains, we would be subject to U.S. income tax on income associated with our cruise operations in the U.S. As a precautionary matter, our Bye-Laws contain provisions to ensure that we continue to qualify as a publicly traded corporation under the regulations.

Our Bye-Laws provide that no one person or group of related persons, other than some members of the Arison family and various trusts established for their benefit, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4.9% of our Common Shares, whether measured by vote, value or number. In addition, our Bye-Laws generally restrict the transfer of any Common Shares if such transfer would cause us to be subject to U.S. federal income tax on certain of our shipping income. In general, the attribution rules under the Code applicable in determining whether a person is a 5% shareholder under the regulations attribute stock:

•	among specified members of the same family,

•	to shareholders owning 50% or more of a corporation from that corporation,

•	among corporations that are members of the same controlled group,

•	among grantors, beneficiaries and fiduciaries of trusts, and

•	to partners of a partnership from that partnership.

For purposes of this 4.9% limit, a “transfer” includes any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. The 4.9% limit does not apply to some members of the Arison family and various trusts established for their benefit. These shareholders are permitted to transfer their Common Shares without complying with the limit so long as the transfer does not cause us to be subject to U.S. income tax on shipping operations.

The Bye-Laws provide that the Board of Directors may waive the 4.9% limit or transfer restrictions, in any specific instance. The Board of Directors may also terminate the limit and transfer restrictions generally at any time for any reason.

If a purported transfer or other event, including owning Common Shares in excess of the 4.9% limit on the effective date of the Bye-Laws, results in the ownership of Common Shares by any shareholder in violation of the 4.9% limit, or causes us to be subject to U.S. income tax on shipping operations, such Common Shares in excess of the 4.9% limit, or which would cause us to be subject to U.S. federal income tax on certain of our shipping income will automatically be designated as “excess shares” to the extent necessary to ensure that the purported transfer or other event does not result in ownership of Common Shares in violation of the 4.9% limit or cause us to become subject to U.S. income tax on shipping operations, and any proposed transfer that would result in such an event would be void. Any purported transferee or other purported holder of excess shares will be required to give us written notice of a purported transfer or other event that would result in excess shares. The purported transferee or holders of such excess shares will have no rights in such excess shares, other than a right to the payments described below.

Excess shares will not be treasury shares but rather will continue to be issued and outstanding shares of our Common Shares. While issued and outstanding, excess shares will be transferred to a trust. The trustee of such trust will be appointed by us and will be independent of us and the purported holder of the excess shares. The beneficiary of such trust will be one or more charitable organizations selected by the trustee. The trustee will be entitled to vote the excess shares on behalf of the beneficiary. If, after purported transfer or other event resulting in excess shares and prior to the discovery by us of such transfer or other event, dividends or distributions are paid with respect to such excess shares, such dividends or distributions will be repaid to the trustee upon demand for payment to the charitable beneficiary. All dividends received or other income declared by the trust will be paid to the charitable beneficiary. Upon our liquidation, dissolution or winding up, the purported transferee or other purported holder will receive a payment that reflects a price per share for such excess shares generally equal to the lesser of:

•	in the case of excess shares resulting from a purported transfer, the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

•	in the case of excess shares resulting from an event other than a purported transfer, the market price for the excess shares resulting from an event other than a purported transfer, the market price for the excess shares on the date of such event.

At the direction of the Board of Directors, the trustee will transfer the excess shares held in trust to a person or persons, including us, whose ownership of such excess shares will not violate the 4.9% limit or otherwise cause us to become subject to U.S. federal income tax on certain of our shipping income within 180 days after the later of the transfer or other event that resulted in such excess shares or we become aware of such transfer or event. If such a transfer is made, the interest of the charitable beneficiary will terminate, the designation of such shares as excess shares will cease and the purported holder of the excess shares will receive the payment described below. The purported transferee or holder of the excess shares will receive a payment that reflects a price per share for such excess shares equal to the lesser of:

•	the price per share received by the trustee, and

•	the price per share such purported transferee or holder paid in the purported transfer that resulted in the excess shares, or, if the purported transferee or holder did not give value for such excess shares, through a gift, devise or other event, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the excess shares.

A purported transferee or holder of the excess shares will not be permitted to receive an amount that reflects any appreciation in the excess shares during the period that such excess shares were outstanding. Any amount received in excess of the amount permitted to be received by the purported transferee or holder of the excess shares must be turned over to the charitable beneficiary of the trust.

If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring or holding such excess shares and to hold such excess shares on our behalf.

We have the right to purchase any excess shares held by the trust for a period of 90 days from the later of:

•	the date the transfer or other event resulting in excess shares has occurred, and

•	the date the Board of Directors determines in good faith that a transfer or other event resulting in excess shares has occurred.

The price per excess share to be paid by us will be equal to the lesser of:

•	the price per share paid in the transaction that created such excess shares, or, in the case of certain other events, the market price per share for the excess shares on the date of such event, or

•	the lowest market price for the excess shares at any time after their designation as excess shares and prior to the date we accept such offer.

These provisions in our Bye-Laws could have the effect of delaying, deferring or preventing a change in our control or other transaction in which our shareholders might receive a premium for their Common Shares over the then-prevailing market price or which such holders might believe to be otherwise in their best interest. To the extent that the proposed regulations are amended or finalized in a manner which, in the opinion of our Board of Directors, does not require these provisions in our articles to ensure that we will maintain our income tax exemption for our shipping income, our Board of Directors may determine, in its sole discretion, to terminate the 4.9% limit and the transfer restrictions of these provisions.

Amendment of Memorandum of Continuance and Bye-Laws

Bermuda law provides that the memorandum of continuance of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Our Bye-Laws provide that no bye-law will be rescinded, altered or amended, and no new bye-law will be made, unless it has been approved by a resolution of our Board of Directors and by a resolution of our shareholders holding at least a majority of the issued and outstanding shares. The Memorandum of Continuance will not be rescinded, altered or amended without a resolution of our Board of Directors and a resolution of our shareholders having majority votes in the affirmative.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of continuance adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of continuance must be made within 21 days after the date on which the resolution altering the company’s memorandum of continuance is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations and Mergers

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. Our Bye-Laws provide that, (i) where such merger or amalgamation has been approved by the Board of Directors, the approval by a majority of the votes cast will be sufficient; and (ii) where such merger or amalgamation has not been approved by the Board of Directors, the approval by 66 2∕3% of all issued and outstanding Common Shares will be sufficient.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of continuance or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our Bye-Laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the Securities and Exchange Commission (the “SEC”) that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Capitalization of Profits and Reserves

Pursuant to our Bye-Laws, our Board of Directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Untraced Shareholders

Our Bye-Laws provide that our Board of Directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

We are designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of Common Shares.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

Beneficial Ownership

The Beneficial Ownership Act 2025 (the “BO Act”) came into force in Bermuda on November 3, 2025 requiring certain legal persons in Bermuda to identify beneficial owners and maintain a beneficial ownership register. For so long as our shares are listed on an Appointed Stock Exchange (which includes the NYSE) we are exempt from the requirements of the BO Act, save for the requirement to confirm our exempted status with the Registrar of Companies in Bermuda and file with the Registrar of Companies in Bermuda proof of that exemption.

Transfer Agent

The transfer agent for the Common Shares is Computershare Trust Company, N.A.

Listing of Common Shares

The Common Shares are listed on the NYSE under the symbol “CCL.”

Item 2.	Exhibits

Exhibit No.	Description

3.1	Memorandum of Continuance of Carnival Corporation Ltd. (incorporated by reference to the Current Report on Form 8-K of Carnival Corporation Ltd. filed on May 7, 2026).

3.2	Bye-Laws of Carnival Corporation Ltd. (incorporated by reference to the Current Report on Form 8-K of Carnival Corporation Ltd. filed on May 7, 2026).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

CARNIVAL CORPORATION LTD.

/s/ Enrique Miguez
Name: Enrique Miguez
Title: General Counsel
Date: May 7, 2026